Exhibit 10.15

Nexalin Technology Inc. (Nexalin) authorizes its Asia Pacific Exclusive Master distributor Wider Come Limited (Wider) to:

●	Conduct marketing and sales of Nexalin products in Asia Pacific including the establishment of all pricing stuctrues.

●	Recruit and manage other sub-distributors.

●	Register all current and new products with Asia Pacific authorities as required.

●	Communicate with Asia Pacific registration related matters regarding Nexalin products.

●	Carry out all post sales services when necessary including product warranties, product quality and return issues.

Products under the responsibility of Wider are:

●	Nexalin ADI medical device

●	Nexalin electrodes for ADI device

●	Future Nexalin approved medical devices

This authorization is effective as of May 1, 2019

/s/ Mark White
Mark White
Title:	President and CEO
Date:	5/1/2019

1776 YORKTOWN, STE. 550, HOUSTON, TX 77056

T: 713-660-1100       F: 713-987-7735

https://nexalin.com/